UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 8, 2007
ITT Corporation
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	1-5672 (Commission File Number)	13-5158950 (I.R.S. Employer Identification No.)

4 West Red Oak Lane
White Plains, New York (Address of principal		10604 (Zip Code)
executive offices)
Registrant’s telephone number, including area code: (914) 641-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On November 10, 2005, the Company as borrower, entered into a Five-Year Competitive Advance and Revolving Credit Facility Agreement (the “Agreement”), a senior unsecured revolving credit facility in an aggregate principal amount of up to $1,250,000,000, with a syndicate of lenders arranged by J.P. Morgan Securities Inc., as Sole Lead Arranger, JPMorgan Chase Bank, N.A., as Administrative Agent, Deutsche Bank Securities Inc., Citibank N.A. and The Bank of Tokyo-Mitsubishi Ltd., New York Branch, as Syndication Agents, and Societe Generale, as Documentation Agent. The Agreement provided for increases of up to $500,000,000 for a possible maximum total of $1,750,000,000 in aggregate principal amount at the request of the Company and with the consent of the institutions providing such increased commitments.
Two borrowing options are available under the Agreement: (i) a competitive advance option and (ii) a revolving credit option. The interest rates for the competitive advance option will be obtained from bids in accordance with competitive auction procedures. The interest rates under the revolving credit option will be based either on LIBOR plus spreads, which reflect the Company’s debt ratings, or on the Administrative Agent’s Alternative Base Rate. Borrowings under the Agreement are available upon customary terms and conditions for facilities of this type, including a requirement to maintain a ratio of consolidated EBITDA to consolidated interest expense to be not less than 3.5 to 1.0. The proceeds of the borrowings will be used for working capital and other general corporate purposes, including commercial paper backup.
On November 8, 2007 the Company and the Lenders under the agreement, entered into a subsequent agreement (the “Accession Agreement”) to provide the Company with the ability to borrow an additional $500,000,000, increasing the maximum total borrowing under the Agreement to $1,750,000,000. A copy of the Accession Agreement is filed with this report as Exhibit 10.1.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
The information set forth in Item 1.01 is incorporated herein by reference.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(c) EXHIBITS
10.1	Accession Agreement dated as of November 8, 2007, among ITT Corporation and other parties signatory thereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITT CORPORATION
By:	/s/ Kathleen S. Stolar
Kathleen S. Stolar
Its:	Vice President, Secretary and Associate General Counsel

Date: November 9, 2007

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